Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-164384
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
	to be	Offering Price	Aggregate	Registration
Title of Each Class of Securities to be Registered	Registered	Per Unit (1)	Offering Price (1)	Fee
Common Stock, par value $0.10 per share	5,000,000	$35.31	$176,550,000	$12,588

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices on July 1, 2010.
Prospectus supplement
To prospectus dated January 15, 2010
5,000,000 Shares of Common Stock
     This prospectus supplement relates to the issuance and sale of up to 5,000,000 shares of our common stock from time to time through our sales agents, Cantor Fitzgerald & Co. and KeyBanc Capital Markets Inc. These sales, if any, will be made pursuant to the terms of sales agreements between us and each of the sales agents.
     Our common stock trades on the New York Stock Exchange (NYSE) under the symbol “NHP.” Sales of shares of our common stock under this prospectus supplement, if any, may be made by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, as amended, which includes sales made directly on the NYSE, on any other existing trading market for our common stock, or to or through a market maker other than on an exchange. With our written consent, the sales agents may also sell our common stock in privately negotiated transactions. The sales agents will make all sales using commercially reasonable efforts consistent with their respective normal trading and sales practices, on mutually agreed terms between the sales agents and us. There is no specific date on which the offering will end, there are no minimum purchase requirements, and there are no arrangements to place the proceeds of the offering in an escrow, trust or similar account. On July 1, 2010 the last reported sale price of our common stock on the NYSE was $35.48 per share.
     The compensation to the sales agents for sales of common stock sold pursuant to the sales agreements will be up to 2.00% of the gross proceeds of the sale price per share of common stock sold. The net proceeds from any sales under this prospectus supplement will be used as described under “Use of Proceeds” in this prospectus supplement.
     In connection with the sale of common stock on our behalf, the sales agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and the compensation of the sales agents may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agents against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

          You should carefully read and consider the “Risk Factors” referenced on page S-1 of this prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

Cantor Fitzgerald & Co.	KeyBanc Capital Markets
The date of this prospectus supplement is July 2, 2010.

     This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part is the accompanying prospectus, which gives more general information about us and the securities we may offer, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference herein or therein, the information in this prospectus supplement shall control.
     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with any other information. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, respectively, or that information contained in any document incorporated or deemed to be incorporated by reference is accurate as of any date other than the date of that document.
     The distribution of this prospectus supplement and the accompanying prospectus in some jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

i

The Company
     Nationwide Health Properties, Inc., a Maryland corporation, is a real estate investment trust (REIT) that invests in healthcare related real estate, primarily senior housing, long-term care properties and medical office buildings. Whenever we refer herein to “NHP” or to “us” or use the terms “we” or “our,” we are referring to Nationwide Health Properties, Inc. and its subsidiaries, unless the context otherwise requires.
     We primarily make our investments by acquiring an ownership interest in senior housing and long-term care facilities and leasing them to unaffiliated tenants under “triple-net” “master” leases that transfer the obligation for all facility operating costs (including maintenance, repairs, taxes, insurance and capital expenditures) to the tenant. We also invest in medical office buildings which are not generally subject to “triple-net” leases and generally have several tenants under separate leases in each building, thus requiring active management and responsibility for many of the associated operating expenses (although many of these are, or can effectively be, passed through to the tenants). Some of the medical office buildings are subject to “triple-net” leases. In addition, but to a much lesser extent because we view the risks of this activity to be greater due to less favorable bankruptcy treatment and other factors, from time to time, we extend mortgage loans and other financing to operators. For the three months ended March 31, 2010, approximately 93% of our revenues were derived from leases, with the remaining 7% from mortgage loans, other financing activities and other miscellaneous income.
     We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). To continue to qualify as a REIT, we must continue to meet certain tests which, among other things, generally require that our assets consist primarily of real estate assets, our income be derived primarily from real estate assets, and that we distribute at least 90% of our REIT taxable income (other than our net capital gain) to our stockholders annually. As a qualified REIT, we generally will not be subject to U.S. federal income taxes at the corporate level on our net income to the extent we distribute such net income to our stockholders annually.
     Our principal executive offices are located at 610 Newport Center Drive, Suite 1150, Newport Beach, California 92660 and our telephone number is (949) 718-4400.
Use of Proceeds
     We will use the net proceeds from this offering for general corporate purposes, including the acquisition of healthcare facilities, funding of mortgage loans secured by healthcare facilities and the repayment of debt. Pending such uses, we will place the net proceeds in interest-bearing bank accounts or in readily marketable, interest-bearing securities.
Description of Common Stock
     A summary of some of the important terms of our common stock is set forth on page 4 in the accompanying prospectus under the heading “Description of Common Stock.” You should review the applicable Maryland law as well as our amended and restated charter and amended and restated bylaws for a more complete description of our common stock. As of June 30, 2010, there were 122,144,915 shares of our common stock issued and outstanding. Our common stock is traded on the NYSE under the symbol “NHP.”
Risk Factors
     Generally speaking, the risks facing our company fall into three categories: risks relating to our tenants, risks relating to us and our operations, and risks relating to our taxation as a REIT. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 before making an investment decision. These risks and uncertainties are not the only ones facing us and there may be additional matters that we are unaware of or that we currently consider immaterial. All of these could adversely affect our business, financial condition, results of operations and cash flows and, thus, the value of an investment in shares of our common stock.

Additional United States Federal Income Tax Consequences —
Recent Developments
     The following summary of certain Federal income tax consequences is for general information only and is not tax advice. This summary supplements the discussion set forth in the accompanying prospectus under the heading “United States Federal Income Tax Consequences.” This summary, as well as the discussion in the prospectus under the heading “United States Federal Income Tax Consequences,” is for general information only, and does not purport to discuss all aspects of Federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:
•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold our stock on behalf of another person as nominee;

•	persons who receive our stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
     and, except to the extent discussed below:
•	tax-exempt organizations; and

•	foreign investors.
     This summary, as well as the discussion in the prospectus under the heading “United States Federal Income Tax Consequences,” assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.
     THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS , HER OR ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM, HER, OR IT OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK AND OF THE COMPANY’S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
     The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel in connection with this offering of our common stock. We have received in connection with this offering an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that commencing with our taxable year that ended on December 31, 1999, we have been organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and that our actual method of operation has enabled, and our proposed method of operation will enable, us to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP is based on various assumptions relating to our organization and operation and is conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or by us that we will qualify as a REIT for any particular year. We have asked Skadden, Arps, Slate, Meagher & Flom LLP to assume for purposes of its opinion that certain prior legal opinions we received to the effect that we were taxable as a REIT are true and correct. The opinion is expressed as of the date issued and does not cover subsequent periods. Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that an opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such an opinion.
New Legislation Relating to Foreign Accounts
     Recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30 percent on dividends in respect of, and gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain United States persons and by certain non-US entities that are wholly or partially owned by United States persons. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-US entity will be subject to withholding at a rate of 30 percent, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. Prospective investors are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

Plan of Distribution
     Upon instructions from us, our sales agents, Cantor Fitzgerald & Co. and KeyBanc Capital Markets Inc., will use commercially reasonable efforts consistent with their respective normal sales and trading practices, to sell shares of our common stock under the terms and subject to the conditions set forth in their respective sales agreements. The sales agents may sell shares of our common stock by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act of 1933, as amended, including without limitation sales made directly on the NYSE, on any other existing trading market for our common stock or to or through a market maker other than on an exchange. With our written consent, the sales agents may also sell our common stock in privately negotiated transactions.
     We will instruct the sales agents as to the amount of common stock to be sold. Sales of our common stock pursuant to this prospectus supplement shall be effected by or through only one of the sales agents on any particular day. We may instruct the sales agents not to sell common stock if the sales cannot be effected at or above the price designated by us in any instruction. We or the sales agents may suspend any sale of common stock upon proper notice.
     The sales agents will each provide written confirmation to us no later than the opening of the trading day on the NYSE following the trading day on which shares of our common stock are sold through that sales agent under the relevant sales agreement. Each confirmation will include the number of shares sold on the preceding day, the net proceeds to us and the compensation payable by us to the relevant sales agent in connection with the sales.
     We will pay the sales agents commissions for their respective services in acting as agents in the sale of common stock. The sales agents will be entitled to compensation of up to 2.00% of the gross sales price per share for any shares of common stock sold under the sales agreements. We estimate that the total expenses for the offering, excluding compensation payable to the sales agents under the terms of the sales agreements, will be approximately $150,000.
     Settlement for sales of common stock will occur on the third trading day following the date on which any sales are made, or on some other date that is agreed upon by us and the relevant sales agent in connection with a particular transaction, in return for payment of the net proceeds to us. There are no arrangements to place the proceeds of the offering in an escrow, trust or similar account.

     In connection with the sale of the common stock on our behalf, the sales agents may, and will with respect to sales effected in an “at the market offering,” be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and the compensation of the sales agents may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agents against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.
     KeyBanc Capital Markets Inc. and/or its affiliates have performed investment banking, commercial banking and/or advisory services for us from time to time for which it or they have received customary fees and expenses. KeyBank National Association, an affiliate of KeyBanc Capital Markets Inc., is a lender under our Amended and Restated Credit Agreement, dated December 15, 2006 (the “2006 Credit Agreement”). To the extent any proceeds from the sale of our common stock under the sales agreement between us and KeyBanc Capital Markets Inc., as sales agent, are used to repay borrowings under our 2006 Credit Agreement, KeyBank National Association may receive a portion of such proceeds. KeyBanc Capital Markets Inc. may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of business.
     The offering of shares of our common stock pursuant to the sales agreements will terminate upon the earlier of (1) the sale of all common stock subject to the sales agreements through the sales agents on the terms and subject to the conditions set forth in the sales agreements and (2) termination of the sales agreements. Each sales agreement may be terminated by us or the applicable sales agent, each in its sole discretion, at any time by giving notice to the other party.

Legal Matters
     Skadden, Arps, Slate, Meagher & Flom LLP will pass upon certain tax matters for us. The validity of the securities offered hereby will be passed upon for us by Venable LLP. Sidley Austin LLP will act as counsel for the sales agents. Paul C. Pringle and Eric S. Haueter, partners at Sidley Austin LLP, owned 63,880 shares and 1,263 shares, respectively, of our common stock as of July 1, 2010.
Experts
     The consolidated financial statements of Nationwide Health Properties, Inc. appearing in our Annual Report on Form 10-K for the year ended December 31, 2009 (including the schedule appearing therein), and the effectiveness of our internal control over financial reporting as of December 31, 2009 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
Where You Can Find More Information
     We file current, quarterly and annual reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission (SEC). You may read and copy any of these filed documents at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s internet site at http://www.sec.gov.
Incorporation of Certain Documents by Reference
     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus.
     Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This means that you must look at all of the SEC filings that we incorporate by reference into this prospectus supplement to determine if any of the statements in this prospectus supplement or the accompanying prospectus or in any documents previously incorporated by reference have been modified or superseded. We incorporate by reference the following documents filed by us with the SEC and any future filings we will make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is complete or terminated (other than documents or information deemed furnished and not filed in accordance with SEC rules):
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010;

•	our Current Reports on Form 8-K filed on January 19, 2010, February 5, 2010, February 12, 2010, March 4, 2010, May 4, 2010, May 6, 2010 (Accession No. 0000950123-10-044843) and June 10, 2010; and

•	our definitive proxy statement dated March 25, 2010 in connection with our Annual Meeting of Stockholders held on May 4, 2010.

You may request a copy of these filings, at no cost, by writing or calling us at the following address:
Nationwide Health Properties, Inc.
610 Newport Center Drive, Suite 1150
Newport Beach, California 92660
Attention: Investor Relations
Telephone number: (949) 718-4400

Prospectus

NATIONWIDE HEALTH PROPERTIES, INC.

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS

We may from time to time offer to sell together or separately in one or more offerings:

•	common stock;

•	preferred stock;

•	senior debt securities, which may be convertible or non-convertible; and

•	warrants to purchase common stock, preferred stock or debt securities.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities at the time of the offering in one or more supplements to this prospectus and/or free writing prospectuses. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

We may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

Our common stock is listed on the New York Stock Exchange under the trading symbol “NHP”. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 3 before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 15, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities we will provide a supplement to this prospectus and/or a free writing prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, the accompanying prospectus supplement and any free writing prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms the “Company,” “we,” “us” and “our” to refer to Nationwide Health Properties, Inc., including our consolidated subsidiaries.

ii

SUMMARY

This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

Nationwide Health Properties, Inc.

We are a Maryland corporation that invests in healthcare related real estate, primarily senior housing, long-term care properties and medical office buildings. We qualify and operate as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).

Our operations are organized into two segments — triple-net leases and multi-tenant leases. In the triple-net leases segment, we invest in healthcare related properties and lease the facilities to unaffiliated tenants under “triple-net” and generally “master” leases that transfer the obligation for all facility operating costs (including maintenance, repairs, taxes, insurance and capital expenditures) to the tenant. In the multi-tenant leases segment, we invest in healthcare related properties that have several tenants under separate leases in each building, thus requiring active management and responsibility for many of the associated operating expenses (although many of these are, or can effectively be, passed through to the tenants). As of September 30, 2009, the multi-tenant leases segment was comprised exclusively of medical office buildings. We did not invest in multi-tenant leases prior to 2006. In addition, but to a much lesser extent because we view the risks of this activity to be greater due to less favorable bankruptcy treatment and other factors, from time to time, we extend mortgage loans and other financing to tenants. For the nine months ended September 30, 2009, approximately 93% of our revenues were derived from our leases, with the remaining 7% from our mortgage loans, other financing activities and other miscellaneous income.

As of September 30, 2009, we had investments in 579 healthcare facilities and one land parcel located in 43 states. Additionally, as of September 30, 2009, our directly owned facilities, other than our multi-tenant medical office buildings, most of which are operated by our consolidated joint ventures, were operated by 82 different healthcare providers.

Our leases have fixed initial rent amounts and generally contain annual escalators. Many of our leases contain non-contingent rent escalators for which we recognize income on a straight-line basis over the lease term. Certain leases contain escalators contingent on revenues or other factors, including increases based on changes in the Consumer Price Index. Such revenue increases are recognized over the lease term as the related contingencies occur. We assess the collectibility of our rent receivables, and we reserve against the receivable balances for any amounts that we estimate may not be recovered.

Our triple-net leased facilities are generally leased under triple-net leases that transfer the obligation for all facility operating costs (including maintenance, repairs, taxes, insurance and capital expenditures) to the tenant. At September 30, 2009, approximately 84% of these facilities were leased under master leases. In addition, the majority of these leases contain cross-collateralization and cross-default provisions tied to other leases with the same tenant, as well as grouped lease renewals and grouped purchase options. At September 30, 2009, leases covering 454 facilities were backed by security deposits consisting of irrevocable letters of credit or cash totaling $69.7 million. Also at September 30, 2009, leases covering 339 facilities contained provisions for property tax impounds, and leases covering 205 facilities contained provisions for capital expenditure impounds. Our multi-tenant facilities generally have several tenants under separate leases in each building, thus requiring active management and responsibility for many of the associated operating expenses (although many of these are, or can effectively be, passed through to the tenants). Some of the medical office buildings are subject to triple-net leases, where the lessees are responsible for the associated operating expenses. No individual property owned by us is material to us as a whole.

We have elected to be taxed as a REIT under the Code. To continue to qualify as a REIT, we must continue to meet certain tests which, among other things, generally require that our assets consist primarily of real estate assets, our income be derived primarily from real estate assets, and that we distribute at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) to our stockholders annually. As a qualified REIT, we generally will not be subject to U.S. federal income taxes at the corporate level on our net income to the extent we distribute such net income to our stockholders annually.

Our principal executive offices are located at 610 Newport Center Drive, Suite 1150, Newport Beach, California 92660 and our telephone number is (949) 718-4400. Our website address is www.nhp-reit.com. The information on, or accessible through, our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

RISK FACTORS

Generally speaking, the risks facing the company fall into three categories: risks relating to our tenants, risks relating to us and our operations and risks related to our taxation as a REIT. You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition and results of operations, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” beginning on page 36 of this prospectus.

USE OF PROCEEDS

Unless otherwise specified in any prospectus supplement, the net proceeds from the sale of the securities offered from time to time hereby will be used for general corporate purposes, including the repayment of outstanding amounts, if any, under our revolving senior unsecured credit facility, investments in healthcare related facilities and funding of mortgage loans secured by healthcare facilities. We use our revolving senior unsecured credit facility primarily to provide short term financing for the acquisition of healthcare related facilities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred stock dividends, in each case for the periods indicated:

	Nine Months Ended
	September 30,	Year Ended December 31,
	2009	2008	2007	2006	2005	2004

Ratio of Earnings to Fixed Charges(1)	2.36	2.06	2.34	1.60	1.52	1.59
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends(1)	2.22	1.91	2.06	1.36	1.21	1.31

(1)	For purposes of calculating the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends, earnings represent income from continuing operations before fixed charges and income from unconsolidated joint ventures, plus distributed income from unconsolidated joint ventures, less capitalized interest and the noncontrolling interest in income from subsidiaries that have not incurred fixed charges. Fixed charges represent interest expense and capitalized interest.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, debt securities and warrants that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the applicable prospectus supplement.

This prospectus describes the general terms of our capital stock. For a more detailed description of these securities, you should read the applicable provisions of the Maryland General Corporation Law, or MGCL, and our charter and bylaws, as amended and supplemented from time to time. Copies of our existing bylaws and charter documents are filed with the SEC and are incorporated by reference as exhibits to the registration statement, of which this prospectus is a part. See “Where You Can Find More Information.”

DESCRIPTION OF COMMON STOCK

General

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.10 par value per share, and 5,000,000 shares of preferred stock, $1.00 par value per share. At January 14, 2010, there were 116,986,536 shares of our common stock outstanding.

All shares of common stock:

•	participate equally in dividends payable to holders of common stock when and as declared by our board of directors and in net assets available for distribution to holders of common stock on liquidation or dissolution;

•	have one vote per share on all matters submitted to a vote of the stockholders; and

•	do not have cumulative voting rights in the election of directors.

Upon issuance, the shares of common stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full, and we may not require them to pay additional funds.

Holders of our common stock do not have preference, conversion, exchange or preemptive rights. Our common stock is listed on the New York Stock Exchange under the symbol “NHP.”

Transfer Agent and Registrar

BNY Mellon Shareowner Services is the transfer agent and registrar for the common stock.

Redemption Rights

If our board of directors is, at any time and in good faith, of the opinion that direct or indirect ownership of at least 9.9% or more of the voting shares of stock has or may become concentrated in the hands of one beneficial owner, our board of directors has the power:

•	by lot or other means deemed equitable by it to call for the purchase from any stockholder a number of voting shares sufficient, in the opinion of our board of directors, to maintain or bring the direct or indirect ownership of voting shares of stock of the beneficial owner to a level of no more than 9.9% of the outstanding voting shares of our stock; and

•	to refuse to transfer or issue voting shares of stock to any person or entity whose acquisition of those voting shares would, in the opinion of our board of directors, result in the direct or indirect ownership by that person or entity of more than 9.9% of the outstanding voting shares of our stock.

The purchase price for any voting shares of stock so purchased shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of the acquisitions are sent, or, if none of these closing sales prices or quotations are available, then the purchase price will be equal to the net asset value of the stock as determined by our board of directors in accordance with the provisions of applicable law. From and after the date fixed for purchase by our board of directors, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to those shares, except the right to payment of the purchase price for the shares. Further, if a transfer of shares, options, warrants or other securities convertible into voting shares occurs that would create a beneficial owner of more than 9.9% of the outstanding shares of our stock, some or all of the transfer shall be deemed void ab initio, and the intended transferee shall acquire no rights in the transferred securities. See “— Restrictions on Ownership and Transfer” for certain additional restrictions that may have the effect of preventing an acquisition of control of us by a third party.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code:

(1) not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly (after application of certain attribution rules), by five or fewer individuals at any time during the last half of our taxable year; and

(2) our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

To ensure that we satisfy requirement (1) above, our board of directors has the power to refuse to transfer shares of our capital stock to any person or entity whose acquisition of such shares would result in the direct or indirect beneficial or constructive ownership of more than 9.9% in value or number of shares of all classes of our outstanding capital stock or our outstanding voting stock.

If at any time there is a transfer that (a) violates the 9.9% ownership limit, (b) would result in a violation of requirement (1) above (without regard to whether the ownership interest is held during the last half of the taxable year), (c) would otherwise result in our failing to qualify as a REIT, or (d) would cause us to own ten percent or more of any of our tenants (as determined pursuant to certain attribution rules), the excess shares shall be deemed to have been transferred to a trust for the benefit of a designated charitable beneficiary and the trustee will resell such shares to a person or persons whose ownership of the shares will not result in a violation of these ownership restrictions. The intended transferee of such excess shares will receive a price equal to the lesser of the price paid for the excess shares by the intended transferee (or, if the intended transferee did not give value for the shares, the market price of the shares on the date of the event causing the shares to be held in the trust) and the price per share received by the trustee, in either case reduced by the amount of any dividends or other distributions made to the intended transferee. We may purchase excess shares for the lesser of the amount paid for the excess shares by the intended transferee (or, if the intended transferee did not give value for the shares, the market price of the shares on the date of the event causing the shares to be held in the trust) or the market price, in either case, reduced by the amount of any dividends or other distributions made to the intended transferee. The market price for any stock so purchased shall be equal to the fair market value of such shares reflected in:

•	the closing sales price for the stock, if then listed on a national securities exchange;

•	the average closing sales price of such stock, if then listed on more than one national securities exchange; or

•	if the stock is not then listed on a national securities exchange, the latest bid quotation for the stock if then traded over-the-counter.

If no such closing sales prices or quotations are available, the purchase price shall equal the net asset value of such stock as determined by our board of directors in accordance with applicable law.

If the transfer to the trust described above would not be effective for any reason to prevent a violation of the ownership restrictions set forth above, then the transfer that would otherwise violate any of those restrictions shall be void ab initio, and the intended transferee shall acquire no rights in the transferred shares. In addition, if a transfer would cause the violation of requirement (2) above (without regard to the duration that the 100 shareholder requirement is not met), some or all of the transfer shall be deemed void ab initio, and the intended transferee shall acquire no rights in the transferred shares.

The board of directors, in its sole discretion, may exempt a person from the 9.9% ownership limit or increase the ownership limit as to such person if, in general (i) the board obtains such representations, covenants and undertakings from such person as it deems necessary to conclude the granting of the exemption will not cause us to lose our status as a REIT, (ii) such person does not, and represents that it will not, constructively own an interest in any of our tenants that would cause us to constructively own more than 9.9% of any of our tenants, and (iii) such person agrees that any violation or attempted violation of such representations, covenants and undertakings or certain other actions will result in any excess shares being automatically transferred to a trust, as described in detail herein above. The board of directors has increased the ownership limit to 20% with respect to one of our stockholders, Cohen & Steers, Inc. Cohen & Steers, Inc. beneficially owned approximately 5.6 million of our shares, or approximately 5.5% of our common stock, as of December 31, 2008.

All certificates representing shares of common stock may bear a legend referring to the restrictions described above.

These restrictions may have the effect of preventing an acquisition of control of us by a third party.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

Business Combination Provisions of Our Charter

Our charter requires that, except in certain circumstances, business combinations between us and a beneficial holder of 10% or more of our outstanding voting stock, a “related person,” be approved by the affirmative vote of at least 90% of our outstanding voting stock or, in advance and unanimously, by our board of directors. A business combination is defined in our charter as:

•	any merger or consolidation with or into a related person;

•	any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any “substantial part” of our assets, including without limitation any voting securities of a subsidiary, to a related person;

•	any merger or consolidation of a related person with or into us;

•	any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to us;

•	the issuance of any of our securities to a related person, other than by way of pro rata distribution to all stockholders; and

•	any agreement, contract or other arrangement providing for any of the above.

The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem in their interests or in which they might receive a substantial premium. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares, deprive stockholders of opportunities to sell at a temporarily higher market price. However, our board of directors believes that inclusion of the business combination provisions in our charter may help assure fair treatment of stockholders and preserve our assets.

Our Board of Directors

Our charter and bylaws provide that our board of directors may establish the number of directors of the company as long as the number is not less than five. The number of directors (currently 10) shall be fixed by the board of directors from time to time. A majority of our remaining board of directors may fill any vacancy, other than a vacancy caused by removal, even if the remaining directors do not constitute a quorum. The stockholders entitled to vote for the election of directors at an annual or special meeting of our stockholders may fill a vacancy resulting from the removal of a director.

Our charter divides our board of directors into three classes. Each class serves a staggered three-year term. As the term of each class expires, stockholders elect directors in that class for a term of three years and until their successors are duly elected and qualified. The directors in the other two classes continue in office, serving the remaining portion of their respective three-year term.

The classified board of directors makes removing incumbent directors more time consuming and difficult and may discourage a third party from making a tender offer for our capital stock or otherwise attempting to obtain control of us, even if it might benefit us and our stockholders. The classified board increases the likelihood that incumbent directors will retain their positions by requiring at least two annual meetings of stockholders, rather than one, to elect a new majority of the board of directors. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. A plurality of the votes cast at a meeting at which a quorum is present is sufficient to elect a director.

Our charter and Maryland law provide that our stockholders may remove a director only for cause and by the affirmative vote of at least two-thirds of the shares entitled to vote in the election of directors.

Maryland Business Combination Act

The Maryland Business Combination Act prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities, liquidation or dissolution plans, and receipt of certain benefits by the interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our shares; or

•	an affiliate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting stock.

A person is not an interested stockholder under the business combination provisions of the MGCL if the board of directors approved in advance the transaction by which such person would otherwise have become an interested stockholder.

At the conclusion of the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of our voting stock; and

•	two-thirds of the votes entitled to be cast by holders of our voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. None of these provisions of Maryland law will apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder.

The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem in their interests or in which they might receive a substantial premium.

Maryland Control Share Acquisition Act

Maryland law provides that “control shares” of a company acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to vote, excluding shares owned by the acquiror or by officers or directors who are employees of the company. “Control shares” are voting shares of stock which, if aggregated with all other voting shares of stock previously acquired by the acquiror, or over which the acquiror is able to directly or indirectly exercise voting power, except solely by revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

“Control shares” do not include shares of stock the acquiring person is entitled to vote having obtained prior stockholder approval. Generally, “control share acquisition” means the acquisition of control shares.

A person who has made or proposes to make a control share acquisition may compel the board of directors to call a special meeting of stockholders to consider voting rights for the shares. The meeting must be held within 50 days of demand. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights previously have been approved, for fair value. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the company is a party to the transaction, or to acquisitions approved or exempted by its charter or bylaws. Our bylaws have exempted any shares of our stock that are acquired by Cohen & Steers Capital Management, Inc. or its associates from the application of the control share acquisition statute.

Unsolicited Takeovers

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and with at least three independent directors to elect to be subject to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement to remove a director;

•	a requirement that the number of directors be fixed only by the vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

A Maryland corporation can elect into this statute by provision in its charter or bylaws or by a resolution of its board of directors. Furthermore, a corporation can elect to be subject to the above provisions regardless of any contrary provisions in the charter or bylaws.

We have elected to be subject to the requirement that the number of directors be fixed only by the vote of the directors. Additionally, through provisions in our charter and bylaws unrelated to Subtitle 8, (1) we have a classified board, (2) vacancies on the board may be filled exclusively by the remaining directors, other than a vacancy caused by removal, (3) a two-thirds vote and cause are required for stockholders to remove any director from the board and (4) unless called by our chairman of the board, chief executive officer, president or the board of directors, the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at a special meeting is required to call such a meeting.

Amendment of Our Charter and Bylaws

Our charter may generally be amended only if the amendment is declared advisable by our board of directors and approved by our stockholders by the affirmative vote of at least two-thirds of the shares entitled to vote on the amendment. However, the provisions relating to (1) business combinations as described in “— Business Combination Provisions of Our Charter,” (2) director removal and filling of resultant vacancies and (3) redemption as described in “— Redemption Rights” may be amended only with the affirmative vote of at least 90% of the shares entitled to vote on the amendment. Our bylaws generally may be amended by the affirmative vote of a majority of the board of directors or of a majority of our shares entitled to vote on the amendment.

Meetings of Stockholders

Our bylaws provide generally for annual meetings of our stockholders to elect directors and to transact other business properly brought before the meeting. In addition, a special meeting of stockholders may be called by the chairman of the board, the chief executive officer, the president, the board of directors or upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such special meeting.

Our bylaws provide that any action to be taken by the stockholders may be taken without a meeting, if, prior to such action, all stockholders entitled to vote thereon consent in writing to such action being taken.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of other business to be considered by stockholders at the meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures of our bylaws.

Our bylaws also provide that with respect to special meetings of stockholders, only the business specified in the notice of meeting may be brought before the meeting.

Generally, under our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not later than the close of business on the 120th day nor earlier than the 150th day prior to the first anniversary of the date of the mailing of notice for the prior year’s annual meeting. For a stockholder seeking to nominate a candidate for our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

Authorized but Unissued Capital Stock

Our charter authorizes us to issue additional shares of common stock and one or more series of preferred stock without stockholder approval and to establish the preferences, rights and other terms of any series of preferred stock that we issue. Although our board of directors has no intention to do so at the present time, it could establish a series of preferred stock that could delay, defer or prevent a transaction or a change in control that might involve the payment of a premium over the market price for our common stock or otherwise be in the best interests of our stockholders.

Dissolution of the Company

Under the MGCL, we may be dissolved if a majority of our entire board of directors determines by resolution that dissolution is advisable and submits a proposal for dissolution for consideration at any annual or special meeting of stockholders, and this proposal is approved by the vote of the holders of two-thirds of the shares of our capital stock entitled to vote on the dissolution.

Indemnification and Limitation of Liability of Directors and Officers

Our charter and bylaws provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time. Such indemnification extends to current and former officers and directors.

Section 2-418 of the MGCL generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by, or in the right of, the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer had been adjudged to be liable to the corporation. The termination of any proceeding by conviction, upon a plea of nolo contendere or its equivalent or upon an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

In addition, the MGCL provides that, unless limited by its charter, a corporation shall indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding. Our charter contains no such limitation.

We are authorized to indemnify any individual who, while a director or officer of ours and at our request, serves or has served as a director, officer, partner, or trustee of any other enterprise and who is made or threatened to be made a party to any proceeding by reason of service in such capacity.

Maryland law permits us to advance reasonable expenses to a director or officer upon a written affirmation that the director or officer has met the standard of conduct for indemnification and a written undertaking to repay the amount paid or reimbursed if it is ultimately determined that the standard was not met.

The foregoing MGCL indemnification provisions are not exclusive of additional indemnification that may be provided under the charter, bylaws, agreement, insurance or otherwise.

As permitted by Maryland law, our charter provides that our directors and officers shall have no liability to us or our stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit, or active and deliberate dishonesty established by a final judgment.

We have entered into indemnity agreements with certain of our officers and directors that provide that we will pay on behalf of the indemnified party any amount which the indemnified party is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which the indemnified party commits or suffers while acting in the capacity as one of our officers or directors.

Since November 1986, we have had in force directors’ and officers’ liability and company reimbursement insurance covering liability for any actual or alleged error, misstatement, misleading statement, act or omission, and neglect or breach of duty claimed against them solely by reason of their being one of our directors or officers.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem in their interests or in which they might receive a substantial premium. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares, deprive stockholders of opportunities to sell at a temporarily higher market price.

DESCRIPTION OF PREFERRED STOCK

Under our charter we are authorized to issue up to 5,000,000 shares of preferred stock, par value $1.00 per share, in one or more series. As of January 14, 2010, there were 917 shares of our 7.75% Series B Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”) issued and outstanding. On December 18, 2009, we called for redemption all of the outstanding shares of Series B Preferred Stock on January 18, 2010 at a price equal to $103.875 per share plus accumulated and unpaid dividends thereon to the redemption date of $0.3875 per share, for a total redemption price of $104.2625 per share. Subject to limitations prescribed by Maryland law and our charter, the board of directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions.

The prospectus supplement relating to any series of preferred stock that we may offer will contain the specific terms of the preferred stock. These terms may include the following:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or non-cumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	information with respect to book-entry procedures, if any; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full, and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

DESCRIPTION OF DEBT SECURITIES

We may issue, from time to time, senior debt securities, in one or more series, that may be issued as convertible debt securities or exchangeable debt securities. The debt securities we offer will be issued under an indenture between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), acting as trustee.

The following descriptions of the debt securities do not purport to be complete and are subject to and qualified in their entirety by reference to the indenture, which has been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. Any future supplemental indenture or similar document also will be so filed. You should read the indenture and any supplemental indenture or similar document because they, and not this description, define your rights as holder of our debt securities. All capitalized terms have the meanings specified in the indenture.

The following description sets forth certain anticipated general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement (which terms may be different than those stated below) and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, investors should review both the prospectus supplement relating thereto and the following description.

General

The debt securities will be our direct obligations and will be senior debt securities. Except as set forth in the indenture and described in a prospectus supplement relating thereto, the debt securities may be issued without limit as to aggregate principal amount, in one or more series, secured or unsecured, in each case as established from time to time in or pursuant to authority granted by a resolution of the board of directors or as established in the indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuance of additional debt securities of such series.

The prospectus supplement relating to any series of debt securities being offered will contain their specific terms, including, without limitation:

•	their title;

•	their initial aggregate principal amount and any limit on their aggregate principal amount;

•	the percentage of the principal amount at which they will be issued and, if other than 100% of the principal amount, the portion of the principal amount payable upon declaration of acceleration of their maturity;

•	the terms, if any, upon which they may be convertible into shares of our common stock or preferred stock and the terms and conditions upon which a conversion will be effected, including the initial conversion price or rate and the conversion period;

•	if convertible, the portion of the principal amount that is convertible into common stock or preferred stock, or the method by which any portion shall be determined;

•	if convertible, any applicable limitations on the ownership or transferability of the common stock or preferred stock into which they are convertible;

•	the date or dates, or the method for determining the date or dates, on which the principal will be payable;

•	the rate or rates (which may be fixed or variable), or the method by which the rate or rates shall be determined, at which they will bear interest, if any;

•	the date or dates, or the method for determining such date or dates, from which any interest will accrue, the interest payment dates on which any interest will be payable, the regular record dates for the interest payment dates, or the method by which the date shall be determined, the person to whom the interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places where the principal of (and premium, if any) and interest, if any, will be payable, where they may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon us may be served;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which they may be redeemed, as a whole or in part, at our option, if we are to have such an option;

•	our obligation, if any, to redeem, repay or purchase them pursuant to any sinking fund or analogous provision or at the option of a holder, and the period or periods within which, the price or prices at which and the terms and conditions upon which they will be redeemed, repaid or purchased, as a whole or in part, pursuant to this obligation;

•	if other than U.S. dollars, the currency or currencies in which they are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the related terms and conditions;

•	whether the amount of payments of principal of (and premium, if any) or interest, if any, may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currencies) and the manner in which the amounts shall be determined;

•	any additions to, modifications of or deletions from their terms with respect to the events of default or covenants set forth in the indenture;

•	any provisions for collateral security for their repayment;

•	whether they will be issued in certificated and/or book-entry form;

•	whether they will be in registered or bearer form and, if in registered form, the denominations if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations and related terms and conditions;

•	the applicability, if any, of defeasance and covenant defeasance provisions of the indenture;

•	whether and under what circumstances we will pay additional amounts as contemplated in the indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem them in lieu of making such payment; and

•	any other terms and any deletions from or modifications or additions to the indenture.

The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. Special U.S. federal income tax, accounting and other considerations applicable to debt securities will be described in the applicable prospectus supplement.

The indenture may contain provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control.

Restrictions on ownership and transfer of our common stock and preferred stock are designed to preserve our status as a REIT and, therefore, may act to prevent or hinder a change of control. See “Description of Common Stock — Restrictions on Ownership and Transfer.” Investors should review the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Merger, Consolidation or Sale

The indenture provides that we may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation, provided that:

•	either we shall be the continuing corporation, or the successor corporation (if other than us) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall be organized and existing under U.S. or state law and shall expressly assume payment of the principal of (and premium, if any), and interest on, all of the applicable debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

•	immediately after giving effect to such transaction and treating any indebtedness which becomes our obligation or any subsidiary as a result thereof as having been incurred by us or a subsidiary at the time of such transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering such conditions shall be delivered to the trustee.

Covenants

The indenture contains covenants requiring us to take certain actions and prohibiting us from taking certain actions. The covenants with respect to any series of debt securities will be described in the prospectus supplement relating to them.

Events of Default, Notice and Waiver

The indenture describes specific “events of default” with respect to a series of debt securities issued under the indenture. Such “events of default” include (with grace and cure periods):

•	our failure to pay any installment of interest;

•	our failure to pay their principal (or premium, if any) at their maturity;

•	our failure to make any required sinking fund payment;

•	our breach of any other covenant or warranty contained in the indenture (other than a covenant added to the indenture solely for the benefit of a different series of debt securities); and

•	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or any substantial part of our property.

If an event of default under the indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under the indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series (or of all debt securities then outstanding under the indenture, as the case may be) may rescind and annul such declaration and its consequences if:

•	we shall have deposited with the trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities then outstanding under the indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the trustee; and

•	all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then outstanding under the indenture, as the case may be) have been cured or waived as provided in the indenture.

The indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal of (or premium, if any) or interest on any debt security of such series; or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby.

The trustee will be required to give notice to the holders of debt securities within 90 days of being notified of a default under the indenture unless such default shall have been cured or waived; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of the trustee consider such withholding to be in the interest of such holders.

The indenture provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than a majority in principal amount of the outstanding debt securities of such series, as well as the furnishing of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such debt securities at the respective due dates thereof.

Subject to provisions in the indenture relating to its duties in case of default, the trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless such holders shall have furnished to the trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein.

Within 120 days after the close of each fiscal year, we will be required to deliver to the trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indenture

It is anticipated that we and the trustee may make modifications and amendments to the indenture, with the consent of the holders of not less than a majority in principal amount of each series of the outstanding debt securities issued under the indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without the consent of each affected holder of the debt securities:

•	change the stated maturity date of the principal of (or premium, if any) or any installment of interest, if any, on the debt securities;

•	reduce the principal amount of (or premium, if any) or the interest, if any, on the debt securities or the principal amount due upon acceleration of an original issue discount security;

•	change the place or currency of payment of principal of (or premium, if any) or interest, if any, on the debt securities;

•	impair the right to institute suit for the enforcement of any such payment on or with respect to the debt securities;

•	reduce the above-stated percentage of holders of the debt securities necessary to modify or amend the indenture; or

•	modify the foregoing requirements or reduce the percentage of the outstanding debt securities necessary to waive compliance with certain provisions of the indenture or for waiver of certain defaults.

A record date may be set for any act of the holders with respect to consenting to any amendment.

The holders of not less than a majority in principal amount of the outstanding debt securities of each series affected thereby will have the right to waive our compliance with certain covenants in the indenture.

The indenture contains provisions for convening meetings of the holders of debt securities of a series to take permitted action.

Under certain circumstances, we and the trustee may make modifications and amendments to the indenture without the consent of any holders of outstanding debt securities.

Redemption of Securities

Debt securities may be subject to optional or mandatory redemption on terms and conditions described in the applicable prospectus supplement.

From and after notice has been given as provided in the indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on such redemption date, such debt securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

Conversion of Securities

The terms and conditions, if any, upon which any debt securities are convertible into shares of our common stock or preferred stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include:

•	whether such debt securities are convertible into shares of our common stock or preferred stock;

•	the conversion price (or manner of calculation thereof);

•	the conversion period;

•	provisions as to whether conversion will be at our option or the option of the holders;

•	the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities; and

•	any restrictions on conversion, including restrictions directed at maintaining our REIT status.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock or debt securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under one or more warrant agreements to be entered into between us and a warrant agent to be named in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase for cash the amount of common stock, preferred stock or debt securities at the exercise price stated or determinable in the applicable prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the common stock, preferred stock or debt securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement and warrant certificate, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see “Where You Can Find More Information” beginning on page 36 of this prospectus. We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences of an investment in common stock of NHP. For purposes of this section under the heading “United States Federal Income Tax Consequences,” references to “NHP,” “we,” “our” and “us” mean only Nationwide Health Properties, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate NHP and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who, as nominees, hold our stock on behalf of other persons;

•	persons who receive NHP stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding NHP stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.

The U.S. federal income tax treatment to you depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to you will depend on your particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of NHP

We elected to be taxed as a REIT under the Code commencing with our taxable year ended December 31, 1985. Although we believe that, commencing with our taxable year ended December 31, 1985, we were organized in conformity with the requirements for qualification as a REIT, and our actual method of operation has enabled, and our proposed method of operation will enable, us to meet the requirements for qualification and taxation as a REIT under the Code, no assurance can be given we have been or will remain so qualified.

The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel in connection with the registration statement of which this prospectus is a part. We have received in connection with the filing of this prospectus an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that commencing with our taxable year that ended on December 31, 1999, we have been organized in conformity with the requirements for qualification as a REIT under the Code, and that our actual method of operation has enabled, and our proposed method of operation will enable, us to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP will be based on various assumptions relating to our organization and operation and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or by us that we will qualify as a REIT for any particular year. We have asked Skadden, Arps, Slate, Meagher & Flom LLP to assume for purposes of its opinion that certain prior legal opinions we received to the effect that we were taxable as a REIT are true and correct. The opinion will be expressed as of the date issued and will not cover subsequent periods. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that an opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such an opinion.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, diversity of stock and asset ownership, and the various qualification requirements imposed upon REITs by the Code, as discussed below. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements. See “— Failure to Qualify.” In addition, no assurance can be given that the IRS will not challenge our eligibility for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “— Requirements for Qualification — General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”

Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

For tax years through 2010, most domestic stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this reduced rate and will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010. See “Taxation of Stockholders — Taxation of Taxable Domestic Stockholders — Distributions.”

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions,” and “— Foreclosure Property,” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•	If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Requirements for Qualification — General.”

•	A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary (a “TRS”) (as described below) that do not reflect arms-length terms.

•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of our subsidiaries, including any TRS, are subject to U.S. federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

The Code defines a REIT as a corporation, trust or association:

1. that is managed by one or more trustees or directors;

2. the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3. that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

4. that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

5. the beneficial ownership of which is held by 100 or more persons;

6. in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and

7. which meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Our charter and bylaws provide restrictions regarding the ownership and transfers of its shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

The Code provides relief from violations of certain of the REIT requirements, in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including, in certain cases, the payment of a penalty tax that is based upon the magnitude of the violation. See “— Income Tests” and “— Asset Tests” below. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests.  If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “Tax Aspects of Investments in Partnerships.”

Disregarded Subsidiaries.  If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below) that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as a separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which NHP holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly-owned — for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours — the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “— Asset Tests” and “— Income Tests.”

Taxable Subsidiaries.  In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or to conduct activities that, if conducted by us directly, would be treated as prohibited transactions.

A TRS may not directly or indirectly operate or manage a healthcare facility. The Code defines a “healthcare facility” generally to mean a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients. If the IRS were to treat a subsidiary corporation of ours as directly or indirectly operating or managing a healthcare facility, such subsidiary would not qualify as a TRS, which could jeopardize our REIT qualification under the REIT 5% and 10% gross asset tests.

Although a TRS may not operate or manage a healthcare facility, for taxable years beginning after July 30, 2008, rent received by a REIT from the lease of a healthcare facility to a TRS may qualify as “rents from real property” for purposes of both the 75% and 95% gross income tests, provided that the facility is operated by an “eligible independent contractor.” Qualification as an eligible independent contractor, however, involves the application of highly technical and complex Code provisions for which only limited authorities exist.

Income Tests

In order to maintain our qualification as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” certain hedging transactions, and certain foreign currency exchange transactions, generally must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities), dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency exchange transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. There can be no assurance, however, that the IRS will not assert that rent attributable to personal property with respect to a particular lease is greater than 15% of the total rent with respect to such lease. If the amount of any such non-qualifying income, together with other non-qualifying income, exceeds 5% of our gross income, we may fail to qualify as a REIT. We will review our properties to determine that rents attributable to personal property will not exceed 15% of the total rent with respect to any particular lease.

In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the properties. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, except in certain instances, such as in connection with the operation or management of a healthcare facility, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income received from non-TRS lessees will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity. Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a tenant’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.”

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, also will be excluded from gross income for purposes of both the 75% and 95% gross income test, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred to acquire or carry “real estate assets” (as described below under “— Derivatives and Hedging Transactions”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. To the extent that we do not properly identify such transactions as hedges, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, the Code imposes a tax based upon the amount by which we fail to satisfy the particular income test.

Under the Housing and Economic Recovery Tax Act of 2008, the Secretary of the Treasury has been given broad authority to determine whether particular items of income or gain qualify under either the 75% or 95% gross income test, or are to be excluded from the measure of gross income for purposes of such tests.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 25% of the value of our total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “— Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership

No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described above.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

•	the sum of (i) 90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid, and (ii) 90% of our net income, if any (after tax) from foreclosure property (as described below); minus

•	the sum of specified items of non-cash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, and (b) the tax that we paid on their behalf with respect to that income.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “— Taxation of Stockholders — Taxation of Taxable Domestic Stockholders — Distributions.”

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, and (y) the amounts of income we retained and on which we paid corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from our subsidiaries, and (b) our inclusion of items in income for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property.

The IRS has recently issued Revenue Procedure 2010-12. Under this Revenue Procedure, a stock dividend paid by a REIT and which is declared on or after January 1, 2008 and on or before December 31, 2012 with respect to a taxable year ending on or before December 31, 2011 may be treated as a taxable dividend if each stockholder has an option to elect to receive his or her dividend in cash, even if the aggregate cash amount paid to all stockholders is limited, as long as the cash portion represents at least 10% of the total dividend payment to be made to all stockholders and certain other requirements are satisfied. Accordingly, if we pay a stock dividend with a cash election feature in accordance with this Revenue Procedure, a stockholder’s tax liability with respect to such dividend may be significantly greater than the amount of cash such stockholder actually receives.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. Foreclosure property also includes certain qualified healthcare property acquired by a REIT as the result of the termination or expiration of a lease of such property (other than by reason of a default, or the imminence of a default, on the lease). In general, we may operate a qualified healthcare facility acquired in this manner through, and in certain circumstances may derive income from, an independent contractor for two years (or up to six years if extensions are granted). For purposes of this rule, a “qualified healthcare property” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider which is eligible for participation in the Medicare program with respect to such facility, along with any real property or personal property necessary or incidental to the use of any such facility.

We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that constitutes qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, income from a hedging transaction will not constitute gross income for purposes of both the 75% and 95% income tests provided that we enter into the hedging transaction either (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, or (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or

95% income tests (or any property which generates such income or gain) which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in “— Income Tests” and “— Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates (through 2010). In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Tax Aspects of Investments in Partnerships

General

We may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and potentially are subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests and in computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include in our calculations our proportionate share of any assets held by subsidiary partnerships. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share is based on our proportionate interest in the equity and certain debt securities issued by the partnership). See “Taxation of NHP — Effect of Subsidiary Entities — Ownership of Partnership Interests.”

Entity Classification

Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the income tests as discussed in “Taxation of NHP — Asset Tests” and “— Income Tests,” and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to the relief provisions described above. See “Taxation of NHP — Asset Tests,”

“Taxation of NHP— Income Test” and “— Failure to Qualify,” above, for a discussion of the effect of failure to satisfy the REIT tests for a taxable year, and of the applicable relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnerships of the cash proceeds received in offerings of our stock. As a result, the partners of our subsidiary partnerships, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

Distributions.  So long as we qualify as a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 15% maximum U.S. federal rate through 2010) for qualified dividends received by domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	dividends received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of NHP — Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum

U.S. federal rates of 15% (through 2010) in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions do not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of NHP — Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of NHP Stock.  In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum U.S. federal income tax rate of 15% (through 2010) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2010) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You are urged to consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations.  Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Foreign Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. A “non-U.S. holder” is any person other than:

•	a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

Ordinary Dividends.  The portion of dividends received by non-U.S. holders that is (1) payable out of our earnings and profits, (2) not attributable to our capital gains and (3) not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends. Such income generally must be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions.  Unless our stock constitutes a U.S. real property interest (a “USRPI”), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, and (b) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends.  Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “— Taxation of Foreign Stockholders — Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gains dividends. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. stockholders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “— Taxation of Foreign Stockholders — Ordinary Dividends”), if (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received.

Dispositions of NHP Stock.  Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will be treated as a USRPI if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

Even if the foregoing test is met, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we are, and we expect to continue to be, a domestically-controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we are or will remain a domestically-controlled qualified investment entity.

In the event that we are not a domestically-controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. holder’s sale of our common stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of our outstanding common stock at all times during a specified testing period.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above under “— Taxation of Foreign Stockholders — Capital Gain Dividends”), a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Estate Tax.  If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT “closely-held” test, and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning NHP stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors are urged to consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers; or

•	through a combination of any of these methods.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Venable LLP, Baltimore, Maryland. Skadden, Arps, Slate, Meagher & Flom LLP has issued an opinion to us regarding certain tax matters Unless otherwise specified in an applicable prospectus supplement, Sidley Austin LLP will act as counsel for the underwriters or agents, if any. Paul C. Pringle and Eric S. Haueter, partners at Sidley Austin LLP, owned 62,328 shares and 1,263 shares, respectively, of our common stock as of January 14, 2010.

EXPERTS

The consolidated financial statements of Nationwide Health Properties, Inc. appearing in our Annual Report on Form 10-K for the year ended December 31, 2008 (including the schedule appearing therein), and the effectiveness of our internal control over financial reporting as of December 31, 2008 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained or incorporated by reference in this prospectus include or will include statements that may be deemed to be “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are not statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. All forward-looking statements included or incorporated by reference in this prospectus are based on information available to us on the date of such statements. These statements speak only as of such date and we assume no obligation to update such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. Risks and uncertainties associated with our business include (without limitation) the following:

•	deterioration in the operating results or financial condition, including bankruptcies, of our tenants;

•	non-payment or late payment of rent, interest or loan principal amounts by our tenants;

•	our reliance on two tenants for a significant percentage of our revenue;

•	occupancy levels at certain facilities;

•	our level of indebtedness;

•	changes in the ratings of our debt securities;

•	maintaining compliance with our debt covenants;

•	access to the capital markets and the cost and availability of capital;

•	the effect of proposed healthcare reform legislation or other government regulations, including changes in the reimbursement levels under the Medicare and Medicaid programs;

•	the general distress of the healthcare industry;

•	increasing competition in our business sector;

•	the effect of economic and market conditions and changes in interest rates;

•	the amount and yield of any additional investments;

•	risks associated with acquisitions, including our ability to identify and complete favorable transactions, delays or failures in obtaining third party consents or approvals, the failure to achieve perceived benefits, unexpected costs or liabilities and potential litigation;

•	the ability of our tenants to pay contractual rent and/or interest escalations in future periods;

•	the ability of our tenants to obtain and maintain adequate liability and other insurance;

•	our ability to attract new tenants for certain facilities;

•	our ability to sell certain facilities for their book value;

•	our ability to retain key personnel;

•	potential liability under environmental laws;

•	the possibility that we could be required to repurchase some of our senior notes;

•	changes in or inadvertent violations of tax laws and regulations and other factors that can affect our status as a REIT; and

•	other factors discussed from time to time in our news releases, public statements and/or filings with the SEC, especially the risk factors set forth in our most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.

WHERE YOU CAN FIND MORE INFORMATION

We file current, quarterly and annual reports, proxy statements and other information required by the Exchange Act with the SEC. You may read and copy any of these filed documents at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s internet site at www.sec.gov. These reports, proxy statements and other information can also be read through the Investor Relations section of our website at www.nhp-reit.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to our securities.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2009;

•	our Current Reports on Form 8-K filed on January 9, February 17, May 12, May 26, June 5, June 12, June 24, August 14, November 10, November 18, December 9 and December 18, 2009; and

•	the portions of our Definitive Proxy Statement on Schedule 14A filed on March 26, 2009 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference into this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents, at no cost, by writing or telephoning us at:

Nationwide Health Properties, Inc.
610 Newport Center Drive, Suite 1150
Newport Beach, California 92660
Attention: Investor Relations
Telephone number: (949) 718-4400

Nationwide Health
Properties, Inc.
Debt Securities
Preferred Stock
Common Stock
Securities Warrants
PROSPECTUS